Sentry Petroleum Secures land Access for Drilling Appraisal Program

Denver, Colorado (May 6, 2011 - FSC) Sentry Petroleum Ltd. (OTCBB:SPLM) is pleased to announce that the Company has reached agreements with all necessary land owners for the company’s upcoming drilling appraisal program in Queensland, Australia. The agreements stipulate fixed compensation for each well drilled on the respective landowner’s property and is not royalty linked to potential resources or production. With these agreements in place Sentry has passed a major milestone in the appraisal program of the potential 2,000 square mile coal seam and shale gas deposit in ATP 862 and ATP 864. The Company expects to finalize drilling contracts and announce a commencement date for the drilling appraisal program during the next couple of weeks.

A company spokesman commented on the agreements: “We are delighted with the results of our negotiations with the land owners. These agreements form a solid foundation for developing strong long term relationships with the people who have made this area their home or earn their living from.”

Cautionary Note: The Company cautions that the estimated quantities of coal and carbonaceous shale disclosed in this press release represent an estimate of the potential of the noted permit areas based strictly on a review of technical data that is publicly available and are not intended to be construed in any manner as an estimate of any classification of reserves. Further appraisal is required before any estimated classification of reserves can be compiled. The Company’s upcoming appraisal drilling campaign is being undertaken in order to build the necessary data to be able to compile an estimate of reserves and make a later determination as to whether any noted reserves can be produced economically. There is risk that our upcoming appraisal drilling campaign will not be able to confirm the Company’s findings from its review of publicly available technical data.

About Sentry Petroleum:

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.